Exhibit 23.3

               CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors
TS Electronics, Inc.

As independent registered public accountants, we hereby consent to the use of our report on the financial statements of TS Electronics dated October 7, 2004 and the related statements of operations, stockholders' deficit, and cash flows for the period then ended, dated June 30, 2004 in the Registration Statement of TS Electronics on Form SB-2/A relating to the registration of 8,819,656 shares of common stock. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.


                            Evans, Gaither & Associates PLLC

Oklahoma City, Oklahoma
November 11, 2005